Exhibit 99.1



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theglobe.com


theglobe.com enters into letters of intent for new acquisition and investment.

September 17, 2002

theglobe.com announced today that it has entered into a letter of intent to acquire certain digital telephony assets relating to a development stage business from an entrepreneur. It is anticipated that the purchase price for such assets would be paid by the Company through the issuance of approximately
1.75 million warrants to acquire shares of Common StockThe Company also anticipates that there would be an earn out in which warrants for approximately another 425,000 shares of Common Stock may be issued. In conjunction with the acquisition, E&C Capital Partners, a privately held investment holding company controlled by Michael S. Egan, our Chairman and CEO and Edward A.Cespedes, our President and a director, has entered into a letter of intent with theglobe.com to provide $500,000 of new financing via the purchase of shares of a new Series F Preferred Stock of theglobe.com. The Series F Preferred Stock will be convertible into shares of the Company's Common Stock at a price of $.03 per share (equal to the average closing price of theglobe.com Common Stock for the past 30 trading days). If fully converted, an aggregate of approximately 16.7 million shares of Common Stock could be issued. In addition, E&C Capital Partners will receive warrants to purchase approximately 3.3 million shares of theglobe.com Common Stock at an exercise price of $0.125 per share.

The acquisition is subject to a number of closing conditions, including completion of satisfactory due diligence and satisfactory resolution of various tax and business considerations. The acquisition is also subject to completion of a purchase and sale agreement satisfactory to theglobe.com and the seller. theglobe.com may terminate the letter of intent at any time without penalty.

The financing is also subject to a number of closing conditions, including completion of the acquisition by theglobe.com of the aforementioned digital telephony assets, satisfactory resolution of certain Company liabilities, satisfactory resolution of other tax and business considerations, and obtaining certain releases. The financing is also subject to completion of an investment agreement satisfactory to the parties.

If consummated, the acquisition and the financing will result in substantial dilution of the number of outstanding securities of theglobe.com.

SAFE HARBOR -- this press release contains financial information and includes forward-looking statements related to theglobe.com, Inc. that involve risks and uncertainties, including, but not limited to, whether or not the acquisition or financing described in this release will be ultimately consummated, integration of newly acquired businesses, product delivery, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect theglobe.com's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of these filings are available online at http://www.sec.gov.


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